CORPORATE PARTICIPANTS
Andrea Prochniak AllianceBernstein - Director of IR
Peter Kraus AllianceBernstein - Chairman & CEO
John Weisenseel AllianceBernstein - CFO
Jim Gingrich AllianceBernstein - COO

CONFERENCE CALL PARTICIPANTS
Bill Katz Citi - Analyst
Michael Kim Sandler O'Neill & Partners - Analyst
Mike Carrier BofA Merrill Lynch - Analyst
Ryan Sullivan Credit Suisse - Analyst
Greg Warren Morningstar - Analyst
Alex Blostein Goldman Sachs - Analyst
Robert Lee Keefe, Bruyette & Woods, Inc. - Analyst
Surinder Thind Jefferies - Analyst

PRESENTATION

Operator

Thank you for standing by, and welcome to the AB Second-Quarter 2015 Earnings Review. (Operator Instructions) As a reminder, this conference is being recorded and will be available for replay for one week.
I would now like to turn the conference over to the host for this call, the Director of Investor Relations for AB, Ms. Andrea Prochniak. Please go ahead.

Andrea Prochniak - AllianceBernstein - Director of IR

Thank you, Chris. Good morning, and welcome to our Second-Quarter 2015 Earnings Review. This conference call is being webcast and accompanied by a slide presentation that's posted in the Investor Relation section of our website, www.ABglobal.com.
Peter Kraus, our Chairman and CEO; John Weisenseel, our CFO; and Jim Gingrich, our COO, will present our financial results and take questions after our prepared remarks.
Some of the information we present today is forward-looking and subject to certain SEC rules and regulations regarding disclosure. So I'd like to point out the Safe Harbor language on slide 1 of our presentation. You can also find our Safe Harbor language in the MD&A of our second-quarter 2015 Form 10-Q, which we filed this morning.
Under Regulation FD, Management may only address questions of a material nature from the investment community in a public forum. So please ask all such questions during this call.
We're also live tweeting today's earnings call. You can follow us on Twitter using our handle, @AB_insights. Now, I'll turn it over to Peter.

Peter Kraus - AllianceBernstein - Chairman & CEO

Thanks, Andrea. Good morning, everyone, and thank you for joining us today. I'm going to start with a firm-wide overview on slide 3.
Our second-quarter gross sales of $24.8 billion were up 5% in the same prior-year period and up 27% sequentially. Sales include the $10 billion customized retirement strategies, or CRS mandate, that funded in April.
Net inflows of $2.2 billion declined by about $6 billion year on year and by nearly $4 billion sequentially. As we reported in our June AUM release, two large institutional redemptions in June set us back for the quarter.
Quarter-end AUM of $485 billion was up 1% versus the second quarter of 2014 and flat sequentially. Average AUM of nearly $493 billion was up more than $28 billion or 6% year on year, and more than $11 billion or 2% sequentially.
So slide 4, you can see our quarterly flow trends across channels. Firm-wide net flows were positive for the second quarter straight, and for four out of the past five quarters. And our year-to-date net inflows of $8.2 billion are more than double last year's first half inflows of $3.9 billion.

Institutional net inflows of $3.5 billion offset net outflows of $900 million from the retail and $400 million from the private wealth channels. In private wealth, we usually see a spike in tax-related account withdrawals in the second quarter. It's worth noting that this quarter's net outflows were our lowest for a second quarter since 2010.
Now, let's look at investor performance, beginning with fixed income on slide 5. In many respects, fixed income investors reacted to the events in China and Greece and talk of rising US rates in much the same way they did during the volatility taper tantrum in May of 2013. That affected our flows and performance during that quarter.
Yet for the longer term, we either maintained or improved our very strong track records. At quarter end, our percentage of assets and outperforming services was 87% for the one-year period, 90% for the three-year, 94% for the five-year. Top quartile performance for the three- and five-year periods include US high yield and European high yield.
We gained even more ground in equity investment performance across time periods during the quarter. Now I'm on slide 6. At quarter end, 87% of our qualifying equity assets were in outperforming services for the one-year period. 85% for the three-year, and 66% for the five-year. That compares with 63%, 52%, and 42%, respectively, one year ago.
Improvement has been both absolute and relative to peers, and spread among our longstanding and newer services. Today, 20 of our equity services are ranked top quartile for the three-year period compared to nine at this time last year. And more than half of them, 11 services, are ranked top decile, up from just two last year.
As we've maintained, built, and restored our track records across a broad set of equity and fixed income services, we've seen the positive effects in the diversity of our pipeline and gross sales, and the strength of our relationships with clients and with consultants. That's clear from our institutional channel highlights, which are on slide 7.
Starting with the chart at the top left, even after the large CRS funding, we finished the quarter with a robust $5.3 billion pipeline. Significant adds include emerging market debt, US high yield, US investment grade debt, and US and global concentrated growth equities. That's the table at the bottom left.
In terms of gross sales, we've seen recent success with Canadian fixed income, our real estate fund II, and of course CRS. These services drove sequential and year-on-year gross sales increases in multi-asset and alternative products.
Our overall RFP activity is also higher year to date, which bodes well for future sales. We've seen year-to-date increases in equity and multi-asset RFPs, with particular strength in areas like emerging, concentrated, and global core equities, and the retirement space.
And consultant advocacy is also the strongest it's been in years. In North America alone, 10 different consulting firms have included us in 34 searches for 19 different products so far in the first half of 2015. And leading global consultants have recently awarded their highest ratings to our global core, emerging consumer, and next 50 frontier equity strategies. And buy ratings to global concentrated growth and commercial real estate debt. We've demonstrated consultants and clients that we've earned more at-bats, and we're getting them.
Now, let's look at the activity in our retail channel during the quarter. Now I'm slide 8. As you can see from the left-hand side of this slide, industrywide mutual fund flows and those trends have been challenged so far this year in our two largest markets -- the US and Asia ex-Japan.
In the US, total industry active equity mutual fund flows reversed from positive $47 billion in first half of 2014 to negative $30 billion so far in 2015. After a strong first quarter, bond fund flows plunged in the second quarter, most notably in June when the industry sustained $11 billion in net outflows. As a result, year-to-date industrywide bond fund flows of $32 billion are down $20 billion or more than 38% for the 2014's first half.
In the Asia ex-Japan region, bond fund sales, global high yield in particular, have fallen sharply in both absolute terms and as a percentage of total industrywide sales as equity fund sales have grown. You can see that in the chart at the bottom left. Bond fund sales which peaked at more than two-thirds of the total industry sales in 2012 climbed from 35% of total sales in 2014 to 26% for 2015 through May. We don't have June data, but I imagine that share is even lower now.
And within that category, global high yield has dropped from a peak of 20% to 15% in 2013 and 2014, and to just 8% of the total so far this year.
The same time, industrywide equity funds have been gaining momentum in the region, accounting for 60% of total industry sales so far this year, double the share for 2012. We have been seeing sales momentum in some areas. The local launch of our global high yield fund in Taiwan raised $200 million during the quarter, pushing our total onshore Taiwan AUM past the $3 billion mark.
In equities, Japan's been a bright spot for us in Asia. Three of our equity funds -- US large cap growth, global core, concentrated US growth -- are top five sellers there year to date.
So although we still have a ways to go, we're making progress in capturing some of the regional flows that are shifting to equities. And while our overall retail gross sales have been muted, our gross redemptions and redemption rate have declined. That's the chart at the top right. So, like many others in the industry today, our challenge is with sales; not with redemptions.
We're capturing new clients and flows of private wealth management as well. Now I'm on slide 9. For years, we focused on two things in this business -- improving the investment performance of our fully integrated offering, particularly in equities; and introducing creative and relevant new services that attract a broader audience.
US strategic equities, featured at the top left of this chart, is a perfect example of innovating to improve investment performance. This three year old multi-style all cap service, which is designed to seek reliable returns in any market, has outperformed for the year to date one-year and three-year periods. It ranks top decile for year to date, and one-year, and top third for three-year.
Dynamic Asset Allocation, or DAA, a risk management tool designed to smooth the ride for clients' portfolios while preserving returns, just celebrated its fifth anniversary in the second quarter. In that time, DAA's been able to reduce volatility in client portfolios with conservative, moderate, or more aggressive risk profiles by anywhere from 5% to 6% with absolutely no impact on returns. That's particularly reassuring to our clients in any environment and including the current one.

Our suite of targeted services represents another way we're aiming to anticipate and meet the evolving needs of our private clients. Together, these services have gathered more than $2.6 billion in committed capital of which $880 million are as yet unfunded.
And our asset gathering momentum is increasing. The four targeted services we've introduced since the beginning of 2014 account for half the total, and just 36% of these commitments have been called. These new offerings have made us more relevant to a broader swath of the wealth management market than ever before.
So far this year, we've seen a 23% increase in new private wealth client relationships compared to the first half of 2014. And one in five of these new relationships has come through a targeted services dialogue. Relationships with targeted services clients have increased 70% year to date compared to last year's first half. Our success with building and strengthening client relationships is coming through in our advisor productivity as well, which is up 15% among principals and pre-principals. Sprits are high. Momentum is strong in this business, and it's really great to see.
I'll wrap up our business highlights with Bernstein Research services on slide 10. Revenues for the quarter were up 3% for the second quarter of 2014, but down 3% from this year's first quarter. You can see from the chart at the bottom left, the trading volumes were flat to down both sequentially and year-on-year at both the US and Europe.
While sequential growth in Asia was still very strong at 34%, it was about half the 67% year-on-year increase. Between muted trading volumes and pricing pressure in the US, regulatory developments regarding payment for research and unbundling in Europe, and fierce competition for talent in Asia, differentiated research is more important than ever these days in winning and retaining institutional clients around the world. And this is where Bernstein Research has always excelled.
Each year, a well-known independent research firm surveys portfolio managers to rank research providers. And the 2015 results for the US and Europe are in. Once again, Bernstein Research took the top spot in highest quality US equity research product, greatest knowledge of companies and industries, and quality of analyst service in each case for 12 years or more. We also ranked number one in greatest knowledge of companies and industries in Europe for the fifth consecutive year, or every year we've been included in the survey.
Across sectors and markets, clients choose Bernstein Research first for our unique insights and unrivaled industry perspectives. That's more than differentiated; it's outstanding.
As always, I'll close with a recap of the progress we're making on our long-term strategy to deliver for our clients. That's on slide 11. In the second quarter, we not only maintained our long-term investment performance premiums and fixed income during extremely volatile times, we significantly improved upon our equity track records. That's helping us build traction with different clients and consultants all over the world.
At quarter end, our diverse $5.3 billion pipeline had a higher fee rate than our two-year average.
Innovative newer offerings with higher fees are exceeding our expectations, like real estate fund II, which closed during the quarter with total commitments of $1.2 billion, sooner than anticipated and ahead of target.
And finally, we keep making progress with our financials. AB again achieved year-on-year growth in adjusted revenues, operating income, and operating margin in the second quarter, and an incremental margin of nearly 50%.
There's no doubt the operating environment became more challenging in the second quarter, and that continues so far in the third. But that just makes the accomplishment of the talented, committed, relentless folks here at AB that much more impressive. Couldn't be prouder of the people here, and the work they're all doing each day to keep our clients ahead of tomorrow.
Now I'll turn it over to John for discussion of the quarter's financials.

John Weisenseel - AllianceBernstein - CFO

Thank you, Peter. As always, my remarks today will focus primarily on our adjusted results. You can find our standard GAAP reporting, as well as a reconciliation of GAAP to adjusted results, in this presentation's appendix, our press release, and our 10-Q.
Let's start with the highlights on slide 13. By every measure, our adjusted second-quarter results improved meaningfully versus the same prior-year period. Second-quarter revenues of $657 million were up 4%. Operating income of $158 million was up 10%. Our margin increased 110 basis points to 24.1%. And we earned and will distribute to our unit holders $0.48 per unit compared to last year's second-quarter adjusted EPU of $0.45.
In addition, our revenue and operating income both increased 4% from this year's first quarter. I'll go into these in more detail as I note key items from our adjusted income statement on slide 14.
I'll start at the top with base fees, which increased 5% year on year and 2% sequentially as a result of higher average AUM across all three of our distribution channels -- institutional, retail, and private loan.
Performance fees of $14 million were down from $20 million in the second quarter 2014, which included $7 million related to a liquidation that quarter of the AB Recovery Assets, or ABRA fund. The current quarter's performance fees included $8 million earned on a Luxembourg registered select absolute alpha fund. We recognize performance fees on services as revenues at the conclusion of their calculation periods, and this equity long/short fund has an annual calculation period ending in May.
Bernstein Research services revenues were up 3% versus the second quarter of 2014 as a result of higher client activity in both the US and Asia, which offset declines in Europe, and declined 3% sequentially due to lower activity in the US and Europe.

Investment gains of $5 million compared to losses of $3 million in the second quarter of 2014, and nothing in the first quarter this year. Included in these numbers were seed capital gains in the current quarter compared to losses in the prior-year's quarter, and lower gains in the first quarter of this year. As a reminder, investment gains and losses include seed investments, our 10% interest in the venture capital fund, and our broker dealer investments.
We had $498 million in seed capital investments at quarter end, the majority of which is hedged. Seed decreased $13 million from the first quarter as seed capital returns exceeded new fundings.
Finally, total net revenues were up year on year and sequentially, primarily as a result of higher base fess from the higher average AUM mentioned earlier.
Moving to adjusted expenses. I'll begin with compensation and benefits. As you know, we accrue total compensation, excluding other employment costs such as recruitment and training, as a percentage of our adjusted revenues. In the second quarter this year, we accrued compensation in the 50% ratio in line with both the same prior-year quarter and the first quarter this year. Total compensation and benefits expense increased both year-on-year and sequentially, largely in line with the increase in our net revenues.
Second-quarter promotion servicing expenses increased slightly year on year. The 11% sequential increase is due to higher marketing costs and seasonal T&E. The higher marketing spend is attributed to our semi-annual Strategic Decisions Conference hosted by Bernstein Research, annual buy side Asia Investment Forum, and higher marketing campaign spend for our US and Asia retail businesses. In Asia, we launched campaigns for our Asia ex-Japan and emerging markets multi-asset strategies, as well as our successful onshore global high yield fund launch in Taiwan.
G&A expenses decreased 2% versus the second quarter of 2014 as a result of lower professional fees and occupancy expenses, which offset higher technology expenses. G&A was essentially flat to the first quarter.
All in all, our total operating expenses of $499 million increased 3% year on year and 4% sequentially. Operating income of $158 million for the quarter was up 10% from the prior year and 4% from the first quarter as revenue growth outpaced expense growth.
Our operating margin of 24.1% for the quarter was up 110 basis points from the second quarter of 2014, reflecting the operating leverage we achieved in our business and the 49% incremental margin we produced. Our year-to-date incremental margin is 51%
Finally, the second quarter effective tax rate of 5.6% for AllianceBernstein LP compares with 4.9% in the second quarter 2014 and 6.8% in the first quarter this year, and reflects the adjustment of our year-to-date tax provision for our anticipated current full-year 2015 effective tax rate range. These points are highlighted on the next slide of this presentation as well.
And with that, Peter, Jim and I are pleased to answer your questions.

QUESTION AND ANSWER

Operator

(Operator Instructions). Bill Katz, Citi.

Bill Katz - Citi - Analyst

I noticed in the press release that headcount looks like it rose pretty meaningfully sequentially. Could you talk a little bit about where you're hiring and what the implications might be for margins?

Jim Gingrich - AllianceBernstein - COO

Bill, the increase sequentially is largely due to college hires that we have that start in June. Almost -- that the overwhelming majority of the headcount increase is just what you would expect from seasonal hiring.

John Weisenseel - AllianceBernstein - CFO

Bill, this is John. I would just add, too, in the first quarter we were basically flat as far as the headcount.

Bill Katz - Citi - Analyst

Are these, just a follow up to that, are these transition, temporary employees or are these full-time employees?

Jim Gingrich - AllianceBernstein - COO

No, these are full-time junior people that we have coming off of campus. They're really spread across our entire business, and it's the type of thing that you see this time of year.

Bill Katz - Citi - Analyst

Okay. And my follow up question is a two-parter, so I apologize taking advantage of that. But on the institutional side, could you talk a little bit about what drove the terminations, and then more broadly, what you're seeing in terms of appetite?
And then I think on your summary slide, which you didn't cover, you mentioned a few more retail funds were getting to sort of a three-year timeline -- anniversary, excuse me -- by the end of this year. What kind of sales lift would you anticipate on that as well?

Peter Kraus - AllianceBernstein - Chairman & CEO

Well, let me talk about both of those things. On the institutional terms, this quarter we said we had some large, lumpy redemptions in June which we don't expect are reoccurring. Of course, we could have another large redemption, but that's, as you say, unusual and not an expected event.
Most of the -- if you look at the actual redemptions, gross redemptions in institutions, what you find is the large percentage of them, I think two thirds, is really rebalancing. And so that's more of what's going on inside of a client's portfolio. And it reflects, to some extent, equity outperformance. And it reflects to some extent their persistent rebalancing away from that as those assets outperform.
In terms of what we expect going forward, we mentioned the significant increase in RFP activity and consultant support. And that makes us feel confident over time about being able to win more in the institutional space across a broader set of services.

If you take a look at the performance, particularly in equities, there's just nothing to argue with. In fact, there's a lot to be celebratory about. Not only is the relative performance terrific, but the competitive performance is also terrific. So if in fact performance begets assets, if in fact that occurs, I think we're in a pretty good spot.

With regards to retail, we're fighting, like everybody else, some reasonably significant negative retail trends in the active equity space, particular in the US. In international, the flow trends have been more positive, but that's a place where we have the shortest or the smallest lineup of strong funds.
So in global and US where we have the most strength, that's where the flows have been challenging, in the United States, but in Asia, they've been positive for us. So, I think we don't know what's going to happen in the United States. We don't know where that trend goes. But certainly if the Asian trend continues, that will bode reasonably well for retail.

Jim Gingrich - AllianceBernstein - COO

Bill, in terms of the two specific redemptions that we talked about, one was a transitional situation where we knew it was transitional, we knew the client was going to eventually bring that money in-house, and they did. And the second was driven by a decision on the part of the client to reallocate their asset allocation. And in fact, we were awarded a mandate in another asset class.

Peter Kraus - AllianceBernstein - Chairman & CEO

Which hasn't funded yet.

Jim Gingrich - AllianceBernstein - COO

Which is not yet funded.

Bill Katz - Citi - Analyst

Okay. Thank you very much.

Operator

Michael Kim, Sandler O'Neill.

Michael Kim - Sandler O'Neill & Partners - Analyst

First, maybe just to follow up on the performance, on the equity side. If I look at the slide in the appendix that shows performance versus benchmarks, just most strategies are outperforming across all time periods. So I know you highlighted the pickup in searches more recently. But can you just sort of maybe contrast that tailwind with some of the headwinds that you continue to face around rebalancing, like you mentioned earlier, and/or the shift to passive. Just trying to get a sense or prospects in terms of those two dynamics.

Peter Kraus - AllianceBernstein - Chairman & CEO

So, I think there's three things to consider. You mentioned two of them. There's persistent rebalancing, i.e. large institutions are not increasing their risk; they're rebalancing their risk positions to be consistent. Two is there's a move from active to passive, which is pretty clear in the numbers in the second quarter.
And there's the recency of our strong performance, meaning in the last quarter, performance really turned up. And it didn't just turn up in one year; it's really affected the one, three, five, and in some cases 10-year numbers.
So there is some recency to the strength of the numbers in the US equity space and in the global equity space. That recency has to play through the process of consultants recommending us, RFPs happening, institutions making decisions. And even in the retail space of financial advisors becoming aware of the services of the large wirehouses and/or RIAs creating recommended lists, putting us in portfolios or in model portfolios. And some of those things are happening as we reported. And that's all pretty recent.
So, I think the headwind against all of that is of course what happens in the active equity channel. And for example, we have a lot of very strong services in US active equity, and US active equity flows this quarter were negative $46 billion. So if it became positive $46 billion which I'm not predicting, but if it did, that would be a really big deal for us. But negative $46 billion is obviously challenging to grow assets in that environment. Does that give you a little more?

Michael Kim - Sandler O'Neill & Partners - Analyst

Yes, that's helpful. I appreciate the color there. And then just as a follow up, maybe a question for John. Just wondering how you're thinking about the trajectory for expense growth, particularly assuming that the broader markets remain more volatile. Just curious where there might be some flexibility to maybe dial back on some discretionary spending.

John Weisenseel - AllianceBernstein - CFO

Sure. I think if you look at our non-comp expenses to start with, on both the promotion servicing side and the G&A, we've been in very tight, tight ranges. And you saw a bit of a sequential pop up in promotion servicing this quarter, but again, it's just really seasonal item.
So I think as far as what we'd expect going forward from both promotion servicing and G&A is to just kind of stay in these ranges that we've been in. We're not -- we've basically taken a fine line as far as cuts, so I wouldn't expect anymore there. It's just we're in a containment type of mode.
As well as, as we add more assets and produce more revenues, we don't need to add to those expense lines going forward. So we'll see that leverage. As we saw year over year with the 49% incremental margin, those non-comp expenses were fairly flat, and the revenue went up and most of it fell right to the bottom line.

Peter Kraus - AllianceBernstein - Chairman & CEO

So Michael, Andrea pointed out to me that I gave you a bad industry number. I said minus $46 billion for US active equity. It's actually minus $82 billion. I would have taken minus $46 billion; that would have been better.

Jim Gingrich - AllianceBernstein - COO

The only thing I would add to John's comments on the -- because as he indicated, we're obviously trying to keep a tight rein on non-compensation expenses.
In terms of the business more broadly, we're not running it quarter to quarter. We've made strategic decisions about where we want to invest. I think we've indicated that our expectation would be that if we can drive growth in those investments, deliver what we expect them to deliver, we will also see operating leverage in the compensation line over time. But we've also made commitments, and those -- our commitment to those strategies is not going to fluctuate from quarter to quarter.

Michael Kim - Sandler O'Neill & Partners - Analyst

Got it. Thanks for taking my questions.

Operator

Mike Carrier, Bank of America Merrill Lynch.

Mike Carrier - BofA Merrill Lynch - Analyst

Just on the Asia ex-Japan market, you gave some good stats there, just in terms of some of the shifting trends. I just wanted to get an update from you guys just in terms of how you're positioned. Obviously the equity performance improving should help, just given the trends that you're seeing. I just want to get some sense in terms of the products, where you're seeing the sales. And on the redemption side, doesn't seem like that's been a big issue. But just wanted to get an update on that region, just given the trends that you highlighted.

Peter Kraus - AllianceBernstein - Chairman & CEO

So I think broadly we've been saying in that region for the last nine months or so that there's been a shift away from the bond funds, given the concern about rising rates --and in some instances, more concern about credit -- to multi-asset services and equities. And that trend, Mike, basically continued.
The thing that's kind of interesting is the percentage to which the bond fund sales of total sales have dropped. If you look at that over history, it's very low. In fact, it may be the lowest. So that doesn't look very stable, meaning that when the uncertainty is resolved around rising rates, it certainly seems as if those percentages will grow. I'm not suggesting they're going to go back to their high point, but they're just unstable at the level that they're at.

So, I would predict -- which is of course a bad thing to do -- but I would predict that there'll be some balance in flows going forward that bond flows will probably grow at the expense of this equity, multi-asset space. And where in equities money goes, I think we'd probably continue to see a trend balanced between multi-assets and global equities, and maybe even a little bit of US. And that that sort of depends upon how those markets, those specific markets behave going forward.

Mike Carrier - BofA Merrill Lynch - Analyst

Okay, that's helpful. And then just as a follow up. John, just on two points that you just highlighted. I think it's the second quarter now in a row where you're seeing that roughly 50% incremental margin. So just wanted to get a sense on your comfort in that type of incremental operating leverage.
And then the headcount, you guys mentioned there was some seasonality there. Just wanted to get an update on how you're thinking about just the share creep, and whether that's new hires or just annual grants versus the level of buybacks. And I know over time you guys try to manage that, but just given that the buybacks were ticked down this quarter.

John Weisenseel - AllianceBernstein - CFO

Sure. So I'll start with the first one, Michael. As far as the operating leverage, again, if revenues continue to increase, AUM continues to increase, aspirationally, I think the 49%, 50% incremental margin would be our objective. Obviously, though, we need the help on the revenue side, because as I mentioned earlier to Michael, as far as the non-comp expenses, there's really no further cutting to be done there. We're pretty much in a containment mode and don't need to add to those expenses as revenues increase.
As far as the second item, as far as the headcount, again, these were kind of I think what you saw here was pretty much a seasonal add, a lot with the younger new hires. Don't really expect that to have any material type of effect as far as our share-based compensation. And so over the longer haul, as we've said before, our objective is to actually buyback shares to offset some of the equity that we're giving out in share-based compensation.
We've been fairly quiet I'd say the last year or two compared to where we're been previously. And that's because if you go back and you look at the period, [2011] to 2014, we were very, very aggressive there in terms of buying back(company corrected after the call). I think we bought back more than 7.5 million shares in the open market than we actually issued in share-based comp. And we were able to do it at very, very low market prices. If you remember the stock back in 2012, it was down $14, $11 a share. So we, in essence, pre-funded a lot of the share-based comp. But over time, you'll see us go into the market on an opportunistic basis and continue to work towards offsetting some of those grants that we do in the future.

Mike Carrier - BofA Merrill Lynch - Analyst

Okay. Thanks a lot.

Operator

Ryan Sullivan, Credit Suisse.

Ryan Sullivan - Credit Suisse - Analyst

Good morning, and congrats on the positive flows, guys. Can you just give us a little color on the conversations you're having with institutional investors regarding the issue of rising rates, and how you guys are thinking about this in the context of the $146 billion in fixed income assets in the channel? Thanks

Peter Kraus - AllianceBernstein - Chairman & CEO

Sure, Ryan. So clearly, not just institutions, but retail, home offices are concerned about rising rates. What we've said to people in those conversations is, well let's look at the evidence of what happens when rates rise.
First of all, usually when rates are rising, economies are getting stronger. Secondly, rates can rise precipitously, but if they rise, I wouldn't say gradually, but persistently over time, yes, you do in fact lose some capital gains because your existing assets that don't convert to cash are at lower yields than the market yields. But fixed income portfolios actually generate a lot of cash, and you reinvest at a higher yield along that time period. And over time, even in a rising yield environment, fixed income actually produces a reasonable return.
There's also a number of studies of in the high-yield market that suggest that over time -- again, over time, 7, 10, 15 years -- high-yield returns are actually pretty attractive in a number of different rate scenarios-- rising rates, falling rates, and flat rates.

So I think what we're engaged in right now is uncertainty about the impact of rising rates given how low they are; uncertainty about the timing of rates actually moving; and uncertainty about the speed at which they will move. And that's a little bit unusual in a tightening cycle, given where we're starting from.
And so I think it's the starting from position, and the length of time at which we've been at basically zero rates, it's having an effect on people's concerns about what will happen in the marketplace.
Having said that, I think investors are figuring out how to position their portfolios for that marketplace for that opportunity. And they're more than likely willing to continue invest as rates rise, but probably that doesn't happen until the moment that rates actually start to move.

Ryan Sullivan - Credit Suisse - Analyst

Okay, great. And then just to go back to the discussion of institutional interest and the equity strategies, I know the performance is driving a lot of the interest right now and it's a big tailwind for you guys, but how often is active share coming up in the discussions here? Based on recent conversations, is it as important as the improving performance trends in the community?

Peter Kraus - AllianceBernstein - Chairman & CEO

Well, we would certainly like active share to come up all the time, because we have a very large portfolio of managers that have higher active share portfolios. And we believe that that is the right way to think about active equity.
In fact, we recently put something out that says exactly that. That in fact, you have to think not just about performance, but you have to think about capacity of the manager and the constraints on capacity, and you have to think about how conviction is expressed in the portfolio. And the higher the conviction, the better the capacity constraints, the more persistent the outperformance can be. So, we actually engender those conversations with institutions.
And for sure, institutions are beginning to have that discussion as well. You also see it in the retail channel. Now, is it the margin, because the great stock of investments or great stock of dollars are invested with many many managers, many large cap managers that don't have that high active share and aren't that capacity constrained. And so there has to be shift over time.
And of course, a lot of money is moved to passive, which in a way has no active share and is simply one manager. And that feels like that's a challenging place to be.

Ryan Sullivan - Credit Suisse - Analyst

Great, thanks a lot.

Operator

Greggory Warren, Morningstar.

Greg Warren - Morningstar - Analyst

When we think about where sales are on the fixed income side, I'm just kind of wondering, the Fed's been out there saying they're likely to raise rates this year before the end of the year. The impetus is probably greater because next year's an election year, and generally the Fed doesn't like to get in the middle of an election year cycle.
But there's definitely some concerns on the other side between the Greek debt crisis and then concerns about China slowing from a growth perspective. And you just have to wonder, are institutional investors looking at the scenario and saying, well, in second quarter 2012, when the Fed started talking of rising interest rates, we all shifted our focus, we pulled money out, we reallocated. Is it just a concern that maybe there's some fatigue there. They're concerned about if is the Fed really going to do this, and if we move, are we making the wrong move, or we're going to be negatively correlated to US interest rates for another couple of years and nothing really moving.

Peter Kraus - AllianceBernstein - Chairman & CEO

I think you're getting at the point I was trying to make which is, in this cycle, I think there is less willingness on the part of investors to predict what the Fed's move will be. And more money will move when the Fed actually makes a decision.

Greg Warren - Morningstar - Analyst

Right, right. We've always kind of taken the point that when we went through that cycle in 2012, a lot of investors, especially on the institutional side, made bigger adjustments to make their portfolios pretty much neutral to rising rates, or to take advantage of rising rates, and it didn't really materialize. But we're just wondering, as we move forward here, do you think it's just going to be a bigger headwind, then, as long as there's uncertainty, as far as sales go?

Peter Kraus - AllianceBernstein - Chairman & CEO

Yes. It certainly appears to us that the lower sales and the lower percentage of sales in retail -- institution's different, but certainly in retail -- is affected by this uncertainty of when rates will actually move and what the Fed will do.
The institutional marketplace I think is much longer term and much more persistent about their exposure to fixed income generally, but I'm sure even in that space, incremental dollars are being held back until there is clarity around that.

Greg Warren - Morningstar - Analyst

Okay. And then just real quick, then. If you look at, say, what BlackRock's had over the last couple quarters here, especially on the ETF side, do you think people are just parking capital in ETFs because there's more liquidity there and it's just a quicker place to put it, as opposed to making the longer-term commitments to mandates?

Peter Kraus - AllianceBernstein - Chairman & CEO

Greg, I don't know. I think that's a valid speculation. Of course we don't know until you ask the people, and we obviously can't ask them.

Greg Warren - Morningstar - Analyst

Right.

Peter Kraus - AllianceBernstein - Chairman & CEO

I do think that this whole -- the whole movement to passive, whether it's an ETF or in mutual funds, is a large question that hangs over the investment landscape right now. And it so far has been compelling because beta has been attractive, and you haven't given up much in the way of alpha. And if you were up 15% a year, whether you were up 17% may not have mattered. In a market that's up less than 3%, if you were up 5%, it would matter.
So investors are going to have to decide whether they want to hold passive portfolios in place of some money that would be in active management. And I think that the rational person is going to look to see if there are managers that are performing, that are persistent, and what the characteristics of those managers are, and that money is going to move.

Greg Warren - Morningstar - Analyst

Well, thanks for the color, guys.

Operator

Alex Blostein, Goldman Sachs.

Alex Blostein - Goldman Sachs - Analyst

Peter, question for you since you mentioned unbundling. I'm just curious to hear where are those conversations? What kind of the timing, the latest the greatest you guys are hearing from the regulators? And what are the chances you think that that might spill into the US?

Peter Kraus - AllianceBernstein - Chairman & CEO

I think there's no chance that it will, from a regulatory point of view, spill into the US. I don't think the US was going to change its regulations.

Practically speaking, however, the behavior of buy side firms will be different. Some may choose to be consistent across the globe, some may not. So we'll have to wait and see what that brings.
In the European theater right now, whether the regulations -- first of all, the regulations are not finalized, as you know. Where they're going to come out, I don't have any greater insights than we did on the last call, which is our best information is that there is going to be requirement to unbundle, but research can be paid for; it's just going to have to be paid for with a check as opposed to commissions. And we already know that.

Alex Blostein - Goldman Sachs - Analyst

Got it. And just a follow up I guess on fixed income, I guess. When you take a step back, you guys obviously had tremendous success in that area for the last couple years. When you think through the type of clients that are in these strategies today -- and I know it's hard to generalize -- but when we think about the stickiness of these assets, what would you say is the number one concern for potential pickup in redemptions? Would it be the level of interest rates? Would it be widening credit spreads? Just kind of thinking through the type of client base that you guys have accumulated over the last couple of years.

Peter Kraus - AllianceBernstein - Chairman & CEO

I think if we really underperformed, that's going to affect redemptions. I think if we continue our performance, we're not going to see an increase in redemptions. What we're seeing is a lack of sales. I think that's the major issue. It's sales activity; it's not redemptions.

Alex Blostein - Goldman Sachs - Analyst

Right, understood. Great. Thanks so much.

Operator

Robert Lee, KBW.

Robert Lee - Keefe, Bruyette & Woods, Inc. - Analyst

I had a question on private client. In the slide you mentioned that it looked like a 23% increase in clients year over year. I'm just kind of curious, is there, in your experience, is there a lag between when you start growing your client base and then assets follow? Or is that kind of already -- does that increase in the number of relationships already being reflected in the sales levels in private client?

Peter Kraus - AllianceBernstein - Chairman & CEO

There's definitely a lag, Robert. We talked a little bit about headcount. Part of the increase in headcount, at least over the last few years, has been a clear attempt to grow the private client financial advisory number. And it usually takes three, maybe four years for a financial advisor to become productive at an attractive level, both to the advisor and to the firm. And of course there's always a failure rate included in that process.
So we're beginning to see productive advisors come online. And that's why we're seeing more at-bats, and that's why we're seeing more success, and that's why the business is growing in terms of its diversity.
You still have to outrun its redemptions, which are persistent because people spend money. Although the redemption of clients, the termination of clients is at a low level, and has been at a low level now for the last 18 months to 2 years.
So, we expect that in the next two years, we're going to see a significant change, positive change, in the business because of performance, breadth of product, adding financial advisors, those advisors becoming productive, and just our persistency at being able to convince people to become part of our world. And the fact that redemption activity has been low historically, relative to history.
So, the dynamics look good, but it takes time for that to actually play out. And that time is usually measured in not quarters, but years.

Robert Lee - Keefe, Bruyette & Woods, Inc. - Analyst

As a follow up, is there usually a little seasonality in redemptions in private client around Q2? I don't know if it's maybe it's driven by tax season or something. Is that kind of normal?

Peter Kraus - AllianceBernstein - Chairman & CEO

Yes. And as we said, we had a very low redemption level this quarter, which included April, which is everybody's favorite month for cash outflows.

Robert Lee - Keefe, Bruyette & Woods, Inc. - Analyst

And maybe just one last question, sticking with private client. Just your thoughts on -- it hasn't passed yet or been put in place yet, but do you anticipate if the DOL rule went into effect as currently proposed, that would have much impact on your private client business?

Peter Kraus - AllianceBernstein - Chairman & CEO

I don't think it will have an impact on the asset gathering business. We have some of our assets that are in retirement accounts that would be affected. It's hard to predict what that impact would be, but it doesn't look like it's significant.

Robert Lee - Keefe, Bruyette & Woods, Inc. - Analyst

Great. Thanks for taking my questions this morning.

Operator

(Operator Instructions). Surinder Thind, Jefferies.

Surinder Thind - Jefferies - Analyst

Just wanted to touch base on liquidity in the fixed income markets. A lot continues to be written about it in dealer inventories. Just any evolving thoughts that you might have, or perhaps where there might be a misunderstanding? It seems like that there are opposing views are emerging on that topic.

Peter Kraus - AllianceBernstein - Chairman & CEO

I don't think we've shifted our view. I think we still feel liquidity is constrained in the fixed income market. We're continuing to be concerned and vigilant -- I guess the best way to say it is vigilant -- about liquidity, available liquidity in the portfolios to service potential redemptions that could come as rates rise and investors react.
And I still think that if you look at the price behavior of ETFs in the high yield space or some of the specialized credit spaces, it certainly looks as if there's not a lot of liquidity in trying to meet redemptions in those spaces. And price action in the cash world also looks as if there's no increase in liquidity in that space.
So, I'm not sure what the opposing point of view is, because I can't really see an argument that, oh no, we're really all wrong; there's a lot more liquidity in the fixed income market than we think. I think there's no evidence to that effect.

Surinder Thind - Jefferies - Analyst

Okay, fair enough. That's helpful. That's it for me.

Operator

Bill Katz, Citi.

Bill Katz - Citi - Analyst

Just two follow ups. I was wondering if you could comment on any development you might be having with the initiative in the retirement business with Morningstar. And then separately, it seems like a lot of debate this morning is on how volumes are going to hold up here, given the uncertainty about rates. What's your appetite to give up a little bit margin for growth along those lines?

Peter Kraus - AllianceBernstein - Chairman & CEO

So on the Morningstar question, we're continuing to have accelerating momentum in the Morningstar target date product. I think when we first talked about it, we had zero assets. We now have assets. We have success. There are numerous clients that are talking to us. We've had from the outset a lot of interest in it as a unique service and a differentiating service. That continues.
Certainly the DOL resolution will impact the speed at which it grows. Either it will continue its current speed or accelerate. I don't think it decelerates on anything that comes out of the DOL.
So, for right now, we still feel pretty good and excited about what we've got there. Performance in that product actually ticked up a bit this quarter as well. I think its relative performance was in the top quartile, in some cases top decile, for the quarter. So, performance is adequate. The product is pretty attractive to people who are looking at it, and we're having success converting people.
Bill, give me your rising rate question again? I'm not sure I got it.

Bill Katz - Citi - Analyst

As I listen to the Q&A this morning, and (technical difficulty), I think the concern is that rising rates is in and of itself going to be bad for AB. So I'm sort of curious -- while I don't agree with that -- I'm curious, you have very strong incremental margin goals. Would you be willing to give up some of that incremental margin to maybe accelerate the marketing spend to capitalize on some good underlying performance, and then therefore drive more volume.

Peter Kraus - AllianceBernstein - Chairman & CEO

Yes. Now I understand. I do think that the stock price seems to have been affected by announcements of competitors about their flow of funds in the emerging market debt space and in the Asian debt space, as well as just industry data that we've mentioned. I think that as opposed to 2012, the impact on AB in this round has been less. It's not positive -- it's still negative -- but it's been less and it's been less pronounced.
As to whether we'd spend money on marketing, I don't think we're thinking about sacrificing our margins, but we're also not thinking about being parsimonious at spending marketing dollars against very successful strategies. I think we have ramped that up. We're very focused on it. And if that resulted in some incremental margin reduction, we wouldn't stop spending the money.
But we didn't say, well let's compromise the margin and spend more money. We didn't have that explicit discussion. We just said, we've got a number of services here that are attractive. They're attractive now. They're competitive around the world. Let's put effort behind that and make it work.

John Weisenseel - AllianceBernstein - CFO

And Bill, this is John. Just to add to Peter's comment, in this quarter, we had the very successful onshore launch in Taiwan of our global high yield product. And we spent marketing dollars to market that. And that's reflected in the quarter's numbers, and it's also reflected in the year-over-year incremental margin of 49%. So, back to Peter's point, where we see the return on investment, we'll spend the dollars.

Peter Kraus - AllianceBernstein - Chairman & CEO

Yes, that's a good point, John. And that, Bill, goes directly to your point in rising rate questions, because we did that in the debt world and in Asia.

Bill Katz - Citi - Analyst

Could I ask one more while I have you guys? Thanks for your patience. In private client, you mentioned this is the best second quarter you've had in about half a decade. Is there a way to frame out how much you think you lost in terms of seasonal tax-related attrition to look at maybe the core trend underneath that, if that's possible? I'm curious, would you have been positive in the quarter absent that? Because we are seeing some very good growth of some of the other asset gatherers, like a Raymond James or Schwab, et cetera. So I'm curious if you're starting to participate in that more broadly.

Jim Gingrich - AllianceBernstein - COO

Bill, I don't think that that -- that we have visibility into what is driving a particular client's withdrawal. We just know that in the quarter that it's something that we inevitably have to deal with. And the numbers kind of speak for themselves, though, in terms of what this quarter was versus our recent history.

Peter Kraus - AllianceBernstein - Chairman & CEO

Yes, I think, just to step back a bit, what happens in any quarter in the private client business is there's both terminations and cash flow. And the taxes issue is a cash flow issue. It's not a termination issue. The clients are terminating accounts to pay their taxes; they're just taking money out. So if you exclude that, of course that would have an impact on the numbers, but that's just not realistic because obviously it happens every year.
I think what you're trying to get at is is there really underlying momentum in the business? And we're trying to give you some stats to show that we believe there is in activity, in new products, in performance, and trying to express some degree of confidence that that's going to continue.

Bill Katz - Citi - Analyst

Okay, thanks for taking all my questions today.

Operator

Ryan Sullivan, Credit Suisse.

Ryan Sullivan - Credit Suisse - Analyst

Just in light of the spike in market volatility since the end of June, can you just give us some initial color on how this has impacted the different businesses maybe, and maybe an indication of how flows are starting to trend Q to date. Thank you.

Peter Kraus - AllianceBernstein - Chairman & CEO

Sure. Given what you've said about the market, we don't really anticipate having any different impact in the retail space. Retail flows, we don't have the industry numbers, but it looks like industry numbers would follow reasonably consistently with what they had been. It could turn out to be differently, but that, given your comment about markets, that's what we would expect.
Institutionally, as we said, that June had some very lumpy things in it which we don't expect to continue, and we'll see how the institutional market plays out. We will release numbers in two weeks.

Ryan Sullivan - Credit Suisse - Analyst

Thanks a lot.

Operator

I'm showing no further questions at this time. I'll turn the call back over to Ms. Prochniak for closing remarks.

Andrea Prochniak - AllianceBernstein - Director of IR

Thanks, everyone, for participating in our conference call this morning. Investor Relations is available for the rest of the day if you have any follow up. Thanks so much.

Operator

Ladies and gentlemen, this concludes today's conference call. You may now disconnect.